Exhibit 23.2

CliftonLarsonAllen LLP CLAconnect.com

CONSENT OF INDEPENDENT AUDITOR

We consent to the use of our report dated March 16, 2026, in this proxy statement/prospectus in this Amendment No. 1 to Registration Statement on Form S-4 (No. 333-297733), of OppFi Inc., relating to the consolidated financial statements of BNCCORP, Inc. and Subsidiaries as of December 31, 2025 and 2024 and for each of the years in the two-year period ended December 31, 2025. We also consent to the use of our report dated March 12, 2025, in this proxy statement/prospectus in this Amendment No. 1 to Registration Statement on Form S-4 (No. 333-297733), of OppFi Inc., relating to the consolidated financial statements of BNCCORP, Inc. and Subsidiaries as of December 31, 2024 and 2023 and for each of the years in the two-year period ended December 31, 2024. We also consent to the reference to our firm under the caption “Experts” in this proxy statement/prospectus.

/s/ CliftonLarsonAllen LLP

Minneapolis, Minnesota
August 5, 2026